EXHIBIT 10.2
American Medical Systems Holdings, Inc.
Non-employee Director Compensation Summary
In July 2006, the Board of Directors of American Medical Systems Holdings, Inc. approved the following revised compensation schedule for independent directors:
Annual Retainer
We pay our independent directors an annual retainer for serving on the Board and Committees as follows:

Board member	$40,000
Audit Committee chair	$20,000
Audit Committee member	$10,000
Compensation Committee chair	$10,000
Compensation Committee member	$5,000
Nominating/Corporate Governance Committee chair	$7,500
Nominating/Corporate Governance Committee member	$2,500
Stock Options
Our current compensation program also provides for the grant of stock options to our independent directors. On each of May 4, 2006 and July 26, 2006, we granted each of our then-current, independent directors an option to purchase 10,000 shares of our common stock. Subsequently on August 4, 2006, we appointed two new independent directors, Robert McLellan, M.D. and D. Verne Sharma, and granted each of Dr. McLellan and Mr. Sharma an option to purchase 40,000 shares of our common stock.
For future fiscal years, each independent director who is reelected as a director at the annual meeting of stockholders or continues to serve as a director after such meeting will be granted an option to purchase a number of shares of our common stock, as determined by the Board each year prior to the annual meeting for such year. The Board anticipates that value (based on customary valuation methods) of future option grants will be approximately equal to the value of the options to purchase a total of 20,000 shares granted to independent directors in 2006. The options have an exercise price equal to the fair market value of the shares on the date of grant. The options vest over a three-year period from the date of grant, as long as the non-employee director continues to serve on the board, and become immediately exercisable in full upon a change in control. The options expire seven years from the date of grant.
Expenses
In addition, we reimburse our non-employee directors for reasonable travel, food, lodging and other incidental expenses incurred in connection with attending meetings of the Board or Committees.